EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Net Income of $3.1 Million, or $0.28 Per Diluted Share, in Second Quarter 2007, and a Record Volume of $1.08 Billion in Loans and $1.20 Billion in Deposits

HOUSTON, July 30, 2007 (PRIME NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank ("Metro United"), serving California, today announced net income of $3.1 million for the second quarter of 2007, down approximately 12.4% compared with $3.4 million for the same quarter in 2006. Diluted earnings per share for the second quarter of 2007 were $0.28 compared with $0.31 for the second quarter of 2006.

Second Quarter Highlights

 -- Total loans increased to a record high of $1.08 billion, a 7.4%
    increase for the second quarter of 2007 resulting in a cumulative six month annualized growth rate of 43.7% compared with year end
    2006.
 -- Total deposits increased to a record high of $1.20 billion, a
    10.4% increase for the second quarter of 2007 resulting in a cumulative six month annualized growth rate of 22.7% compared with year end 2006.  The increase primarily came from growth in core deposits.
 -- Net nonperforming assets declined by $3.7 million in the second quarter of 2007 resulting in a 40.0% decrease compared with year end 2006.
 -- Net interest income before provision for loan losses reached a record high of $14.2 million for the second quarter of 2007.
 -- Bank Owned Life Insurance (BOLI) in the amount of $25 million purchased in June 2007.
 -- Metro United's full-service branch in San Francisco opened during second quarter of 2007.
 -- New on-line banking cash management program with remote deposit service was launched in second quarter of 2007.

George M. Lee, President and CEO of MetroCorp Bancshares, Inc. stated, "2007 marked the beginning of the Company's second phase of our strategic transformation plan. Our second quarter results demonstrated continual momentum for earning asset growth. On a linked quarter basis, average earning assets grew at a rate of 6.8%, or an annualized growth rate of 27.2%. Following a 13.5% loan growth in the first quarter of 2007, our second quarter loan growth of 7.4% placed us at an annualized growth rate of 43.7% for the first half of 2007. Our 10.4% deposit growth in the second quarter was stronger than our first quarter mainly due to growth in money market deposits. Both the loan and deposit growth provided management with added confidence that our investments in new branches, technology, cash management products, front-line business officers, and credit and operations support functions especially in California, are beginning to show returns.

"Our flat, linked quarter earnings per share was primarily the result of the Company's 20th anniversary promotion, branch openings and new cash management product introductions during the second quarter. Management expects noninterest income to stabilize and improve going forward, as declining NSF and service charge income is replaced with SBA loan sale revenue, increases in fee income from the BOLI investment and cash management fee income. Management believes the efficiency ratio of 67.13% for the second quarter should be the peak of our transition and anticipates continuous improvements in the ratio.

"Our credit quality in terms of net nonperforming assets to total assets was further reduced in second quarter to 0.40% as of June 30, 2007 compared with 0.74% as of December 31, 2006. Management continues to prudently improve the Company's loan production, underwriting operations and loan closing processes. Overall management is pleased with the results of our second quarter performance, which are in line with the Company's long-term strategy."

Interest Income and Expense

Interest income for the three months ended June 30, 2007 was $25.7 million, up approximately $4.5 million or 20.9% compared with $21.2 million for the same period in 2006. Interest income for the six months ended June 30, 2007 was $49.3 million, up approximately $8.5 million or 20.8% compared with $40.8 million for the same period in 2006. The increase in interest income for both the three and six months ended June 30, 2007 was due primarily to loan growth and increases in average yield.

Average earning assets grew 15.1% during the second quarter of 2007 compared with the same period in 2006. The yield on average earning assets for the second quarter of 2007 increased to 8.09% compared with 7.70% for the second quarter of 2006. The increase in yield was primarily due to new loan growth. Average total loans increased 28.5% to $1.03 billion in the second quarter of 2007 compared with $803.1 million for the second quarter of 2006, while other earning assets declined during the same period. The Company's loan portfolio is comprised predominately of variable and adjustable rate loans.

Interest expense for the three months ended June 30, 2007 was $11.5 million, up approximately $3.5 million or 42.6% compared with $8.0 million for the same period in 2006. Interest expense for the six months ended June 30, 2007 was $21.4 million, up approximately $6.6 million or 44.6% compared with $14.8 million for the same period in 2006. Interest expense increased for both the three and six months ended June 30, 2007 primarily due to growth in money market and time deposits and increases in interest rates paid on deposits. Average interest-bearing deposits were $960.9 million for the second quarter of 2007 compared with $817.0 million for the second quarter of 2006, an increase of 17.6%. The cost of interest-bearing deposits for the second quarter of 2007 was 4.45% compared with 3.53% for the second quarter of 2006. The increase in cost reflected the higher volume of money market and time deposits and higher interest expense paid on those interest-bearing deposits.

The net interest margin for the three months ended June 30, 2007 was 4.48%, down from 4.79% for the same period in 2006. The decrease in net interest margin for the three months ended June 30, 2007 was primarily the result of higher interest rates incurred on interest-bearing liabilities, which increased to 4.51% compared with 3.67% for the same period in 2006. For the three months ended June 30, 2007, the yield on average earning assets increased 39 basis points, but was offset by an increase in the cost of average earning assets of 70 basis points. The net interest margin for the six months ended June 30, 2007 was 4.56%, down from 4.82% for the same period in 2006. The decrease in net interest margin for the six months ended June 30, 2007 was primarily the result of higher interest rates incurred on interest-bearing liabilities, which increased to 4.42% compared with 3.48% for the same period in 2006. For the six months ended June 30, 2007, the yield on average earning assets increased 48 basis points, which was offset by an increase in the cost of average earning assets of 74 basis points.

Net interest income before the provision for loan losses for the three months ended June 30, 2007 reached a record high of $14.2 million, up approximately $1.0 million or 7.6% compared with $13.2 million for the same period in 2006. Net interest income before the provision for loan losses for the six months ended June 30, 2007 also reached a record high of $27.9 million, up approximately $1.9 million or 7.3% compared with $26.0 million for the same period in 2006.

Noninterest Income and Expense

Noninterest income for both the three months ended June 30, 2007 and 2006 was $2.0 million. Noninterest income for the six months ended June 30, 2007 was $3.7 million, down approximately $200,000 or 5.2% compared with the same period in 2006. The decrease in noninterest income for the six months ended June 30, 2007 was primarily due to a decrease in service fees as a result of fewer NSF service charges, and a reduction in check cashing fees. The decrease in noninterest income was partially offset by a $251,000 gain on sale of loans that occurred in the second quarter of 2007.

Noninterest expense for the three months ended June 30, 2007 was $10.9 million, up approximately $1.2 million or 12.8% compared with $9.7 million for the same period in 2006.

Salaries and benefits expense for the three months ended June 30, 2007 was $6.3 million, up $919,000 compared with $5.3 million for the same period in 2006. Salaries and benefits expense for the six months ended June 30, 2007 was $12.0 million, up $1.4 million compared with $10.6 million for the same period in 2006. The increase for both the three and six months ended June 30, 2007 was primarily due to an increase in staffing at Metro United for new branches and supporting personnel.

Occupancy and equipment expense for the three months ended June 30, 2007 was $2.0 million up $384,000 or 23.2% compared with $1.7 million for the same period in 2006. Occupancy and equipment expense for the six months ended June 30, 2007 was $4.0 million up $810,000 or 25.3% compared with $3.2 million for the same period in 2006. The increase for both the three and six months ended June 30, 2007 was primarily due to the four new branches in California opened in the first half of 2007 and the new Plano branch in Texas opened in the third quarter of 2006.

Other noninterest expense for the three months ended June 30, 2007 was $2.7 million, an increase of $179,000 or 7.0% compared with $2.5 million for the same period in 2006. The increase for the three months ended June 30, 2007 was primarily the result of increases in business development expenses and the provision for unfunded lending commitments, which were partially offset by a decrease in professional fees. Other noninterest expense for both the six months ended June 30, 2007 and 2006 was $5.2 million. For the six months ended June 30, 2007, increases in telecommunications expense, business development expense, and the provision for unfunded commitments were offset by decreases in professional fees and consultant fees.

Provision for Loan Losses

The provision for loan losses for the three months ended June 30, 2007 was $468,000, an increase of $280,000 compared with $188,000 for the same period in 2006. The provision for loan losses for the six months ended June 30, 2007 was $605,000, a $159,000 increase compared with $446,000 for the same period in 2006. Although asset quality improved with a $5.2 million or 38.5% reduction in total nonperforming assets since June 30, 2006, the provision for loan losses increased as a result of the $254.4 million or 30.8% growth in total loans since June 30, 2006. The allowance for loan losses as a percent of total loans at June 30, 2007 and 2006 was 1.17% and 1.56%, respectively. The allowance for loan losses as a percent of total loans at December 31, 2006 was 1.29%.

Net recoveries for the three months ended June 30, 2007 were $293,000 compared with net charge offs of $1.0 million for the same period in 2006. Net recoveries for the three months ended June 30, 2007 were primarily the result of a recovery of approximately $586,000 on a loan to a shrimp processing business, partially offset by a $300,000 write-down of a commercial loan. Net recoveries for the six months ended June 30, 2007 were $620,000 compared with net charge offs of $710,000 for the same period in 2006.

Asset Quality

Total nonperforming assets decreased $3.9 million from $12.2 million at December 31, 2006 to $8.3 million at June 30, 2007. The decrease was primarily due to the payoff of a loan on a commercial property in the amount of $2.8 million and a loan to a shrimp processing business in the amount of $1.1 million. The ratio of net nonperforming assets to total assets was reduced to 0.40% at June 30, 2007, compared with 0.74% at December 31, 2006.

At June 30, 2007, total nonperforming assets consisted of $5.5 million in nonaccrual loans, $411,000 in accruing loans that were 90 days or more past due, and $2.5 million in other real estate. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at June 30, 2007, were $5.6 million compared with $9.3 million at December 31, 2006. Approximately $2.8 million of the nonaccrual loans are collateralized by real estate, which represented 50.8% of total nonaccrual loans at June 30, 2007. While future deterioration in the loan portfolio is possible, management is continuing its risk assessment and resolution program.

Management Conference Call

On Tuesday, July 31, 2007, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the second quarter 2007 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston, and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of June 30, 2007, the Company had consolidated assets of $1.4 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the Company's reports and other documents filed with the Securities and Exchange Commission.

                            MetroCorp Bancshares, Inc.
                       (In thousands, except share amounts)
                                   (Unaudited)

                                              June 30,    December 31,
 Consolidated Balance Sheets                    2007          2006
 ---------------------------                -----------   -----------
                                Assets

 Cash and due from banks                    $    22,787   $    25,709
 Federal funds sold and other investments        40,562       125,649
                                            -----------   -----------
   Total cash and cash equivalents               63,349       151,358
 Securities available-for-sale, at fair
  value                                         164,412       181,543
 Other investments                                4,796         4,932
 Loans, net of allowance for loan losses of
  $12,661 and $11,436 respectively            1,067,614       875,120
 Accrued interest receivable                      6,326         5,841
 Premises and equipment, net                      8,501         7,585
 Goodwill                                        21,827        21,827
 Core deposit intangibles                           930         1,103
 Customers' liability on acceptances              8,828         7,693
 Foreclosed assets, net                           2,464         2,747
 Cash value of bank owned life insurance
  ("BOLI")                                       25,078            --
 Other assets                                    10,403         8,685
                                            -----------   -----------
  Total assets                              $ 1,384,528   $ 1,268,434
                                            ===========   ===========

                   Liabilities and Shareholders' Equity
 Deposits:

  Noninterest-bearing                       $   210,482   $   208,750
  Interest-bearing                              994,188       872,914
                                            -----------   -----------
   Total deposits                             1,204,670     1,081,664
 Junior subordinated debentures                  36,083        36,083
 Other borrowings                                10,739        26,316
 Accrued interest payable                         1,954         1,822
 Acceptances outstanding                          8,828         7,693
 Other liabilities                               10,417         8,908
                                            -----------   -----------
  Total liabilities                           1,272,691     1,162,486
 Commitments and contingencies                       --            --
 Shareholders' Equity:
  Common stock, $1.00 par value, 50,000,000
   shares authorized; 10,994,965 shares
   issued and 10,966,887 shares and
   10,946,135 shares outstanding at June 30,
   2007 and December 31, 2006
   respectively

                                                 10,995        10,995
  Additional paid-in-capital                     26,656        25,974
  Retained earnings                              77,069        71,783
  Accumulated other comprehensive loss           (2,657)       (2,421)
  Treasury stock, at cost                          (226)         (383)
                                            -----------   -----------
   Total shareholders' equity                   111,837       105,948
                                            -----------   -----------
   Total liabilities and shareholders'
    equity                                  $ 1,384,528   $ 1,268,434
                                            ===========   ===========

 Nonperforming Assets and Asset Quality
  Ratios
 --------------------------------------
 Nonaccrual loans                           $     5,474   $     9,414
 Accruing loans 90 days or more past due            411            29
 Other real estate ("ORE")                        2,464         2,747
                                            -----------   -----------
 Total nonperforming assets                       8,349        12,190
 Less nonperforming loans guaranteed by the
  SBA, Ex-Im Bank, or the OCCGF                  (2,746)       (2,857)
                                            -----------   -----------
 Net nonperforming assets                   $     5,603   $     9,333
                                            ===========   ===========

 Net nonperforming assets to total assets          0.40%         0.74%
 Net nonperforming assets to total loans and
  ORE/OAR                                          0.52%         1.05%
 Allowance for loan losses to total loans          1.17%         1.29%
 Allowance for loan losses to net
  nonperforming loans                            403.35%       173.64%
 Net charge-offs/(recoveries) to total loans      (0.06)%        0.26%
 Net charge-offs/(recoveries)               $      (620)  $     2,344
 Total loans to total deposits                    89.67%        81.96%

 Total loans                                $ 1,080,275   $   886,556
 Allowance for loan losses                  $    12,661   $    11,436

                        MetroCorp Bancshares, Inc.
                 (In thousands, except per share amounts)
                              (Unaudited)

                        For the three months     For the six months
                           ended June 30           ended June 30
                       ----------------------  ----------------------
                          2007        2006        2007        2006
                       ----------  ----------  ----------  ----------
 Average Balance Sheet
  Data
 ---------------------
 Total assets          $1,350,510  $1,179,391  $1,306,274  $1,156,053
 Securities - available
  for sale                170,557     214,416     174,187     220,578
 Total loans            1,031,921     803,132     983,146     788,106
 Allowance for loan
  losses                  (12,490)    (13,910)    (12,068)    (13,861)
 Net loans              1,019,431     789,222     971,078     774,245
 Total interest-earning
  assets                1,273,109   1,105,859   1,232,828   1,085,283
 Total deposits         1,163,947   1,005,688   1,119,339     984,090
 FHLB and other
  borrowings               57,831      61,829      60,291      62,283
 Total shareholders'
  equity                  111,675      96,795     109,919      95,712

 Income Statement Data
 ---------------------
 Interest income:
  Loans                $   22,908  $   17,839  $   43,529  $   34,270
  Securities:
   Taxable                  1,768       2,130       3,632       4,339
   Tax-exempt                  76         187         161         393
  Federal funds sold
   and other
   investments                920       1,087       1,956       1,780
                       ----------  ----------  ----------  ----------
    Total interest
     income                25,672      21,243      49,278      40,782
 Interest expense:
  Time deposits             8,162       5,801      15,763      10,828
  Demand and savings
   deposits                 2,503       1,392       4,028       2,308
  Other borrowings            790         841       1,634       1,684
                       ----------  ----------  ----------  ----------
    Total interest
     expense               11,455       8,034      21,425      14,820
 Net interest income       14,217      13,209      27,853      25,962
 Provision for loan
  losses                      468         188         605         446
                       ----------  ----------  ----------  ----------
 Net interest income
  after provision for
  loan losses              13,749      13,021      27,248      25,516
 Noninterest income:
  Service fees              1,262       1,445       2,478       2,906
  Other loan-related
   fees                       151         224         328         435
  Letters of credit
   commissions and fees       203         207         407         378
  Gain on sale of
   loans, net                 251          --         251          --
  Other noninterest
   income                     132          78         201         146
                       ----------  ----------  ----------  ----------
    Total noninterest
     income                 1,999       1,954       3,665       3,865
 Noninterest expense:
  Salaries and employee
   benefits                 6,251       5,332      11,997      10,622
  Occupancy and
   equipment                2,042       1,658       4,012       3,202
  Foreclosed assets,
   net                       (132)        118         (90)        161
  Other noninterest
   expense                  2,725       2,546       5,192       5,180
                       ----------  ----------  ----------  ----------
    Total noninterest
     expense               10,886       9,654      21,111      19,165
 Income before
  provision for income
  taxes                     4,862       5,321       9,802      10,216
 Provision for income
  taxes                     1,789       1,929       3,639       3,593
                       ----------  ----------  ----------  ----------
 Net income            $    3,073  $    3,392  $    6,163  $    6,623
                       ==========  ==========  ==========  ==========

 Per Share Data
 --------------
 Earnings per share
  - basic              $     0.28  $     0.31  $     0.56  $     0.61
 Earnings per share
  - diluted                  0.28        0.31        0.55        0.60
 Weighted average
  shares outstanding:
  Basic                    10,962      10,895      10,957      10,881
  Diluted                  11,171      11,097      11,167      11,072
 Dividends per common
  share                $     0.04  $     0.04  $     0.08  $     0.08

 Performance Ratio Data
 ----------------------
 Return on average
  assets                     0.91%       1.15%       0.95%       1.16%
 Return on average
  shareholders' equity      11.04%      14.06%      11.31%      13.95%
 Net interest margin         4.48%       4.79%       4.56%       4.82%
 Efficiency ratio           67.13%      63.67%      66.98%      64.25%
 Equity to assets
  (Average)                  8.27%       8.21%       8.41%       8.28%

CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, President & CEO
            (713) 776-3876
          David Choi, EVP/Chief Financial Officer
            (713) 776-3876